UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2008

MTS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

MINNESOTA	0-2382	41-0908057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14000 Technology Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 937-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events.

As has previously been reported, the Company has been subject to investigations conducted by the U.S. Department of Commerce (“DOC”) and the U.S. Department of Justice for the District of Minnesota (“DOJ”) since 2000 concerning specific instances of alleged noncompliance with U.S. export control regulations. In fiscal year 2006, the Company settled a portion of the DOC investigation, pursuant to which the Company paid a civil fine of less than $0.1 million, while neither admitting to nor denying the allegations. The remaining portion of the DOC investigation and the separate criminal inquiry by the DOJ had been ongoing until today when the U.S. District Court in Minnesota approved a plea agreement between the Company and the DOJ. In addition, on March 5, 2008 the Company and the DOC executed a settlement agreement which becomes binding when the Assistant Secretary of Commerce for Export Enforcement approves it by entering an order, which is expected soon following today’s approval of the DOJ plea agreement.

In the plea agreement with the DOJ, the Company has agreed that the DOJ could have proven that the Company filed applications with the DOC in 2003 that failed to properly disclose that Company employees had collective knowledge of a possible use of certain equipment to test the safety of structural components in India’s nuclear power plants. This constitutes an end use that is prohibited by the United States Government due to the unregulated nature of the nuclear power plants. These omissions made the applications false. The plea agreement includes pleas to two misdemeanor offenses, the Company being subject to probation for a recommended two years, payment of a $0.4 million fine, sponsorship of a public export compliance symposium, a letter to shareholders acknowledging the operative facts and describing the agreed resolution of the investigations, and actions that ensure the Company has effective export management and compliance controls. In the settlement agreement with the DOC, the Company neither admits nor denies the DOC’s allegations, which mirror the offenses in the DOJ plea agreement, but agrees to pay a civil penalty of $0.4 million.

The Company has already taken steps to ensure the effectiveness of the export management processes and compliance controls. Over the past six years, the Company has thoroughly reviewed all aspects of its export management system. To date, the Company has made significant progress in implementing a model export management system that meets all of the guidance provided by the DOC and U.S. Department of State. The Company has improved its screening processes, significantly expanded its resources dedicated to export management, and enhanced its ongoing training programs. The Company and its Audit Committee have independently investigated this matter and have concluded no willful violation of applicable law has been committed by any single Company officer or employee.

A copy of the Company’s letter to its shareholders is attached to this report as exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Letter to Shareholders dated March 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date: March 12, 2008	By:	/s/SUSAN E. KNIGHT
Susan E. Knight
Vice President and Chief Financial Officer

MTS SYSTEMS CORPORATION

FORM 8-K REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Letter to Shareholders dated March 12, 2008.